Exhibit 99.1

Madrigal Appoints Jacqualyn A. Fouse, Ph.D. to Its Board of Directors

•	Fred Craves, Ph.D. to retire from Madrigal’s Board of Directors in July 2025

CONSHOHOCKEN, Pa., Mar. 11, 2025 – Madrigal Pharmaceuticals, Inc. (NASDAQ:MDGL), a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), today announced it has appointed Jacqualyn (“Jackie”) Fouse, Ph.D. to its Board of Directors. Fred Craves, Ph.D. is retiring from the Board in July 2025.

Julian Baker, Chairman of the Board of Directors, stated, “I am delighted to welcome Jackie Fouse to Madrigal. Jackie is an accomplished biotech executive who brings more than 30 years of healthcare industry and finance experience to the Madrigal Board. She will be a tremendous asset for Madrigal as the Company continues to grow and evolve.”

Mr. Baker continued, “On behalf of the Board, I would like to thank Fred Craves for his many years of service to Madrigal. From the outset of the Company through today, Fred’s leadership has been an invaluable part of Madrigal’s success.”

Bill Sibold, Chief Executive Officer of Madrigal, added, “Jackie Fouse’s appointment to our Board of Directors reflects Madrigal’s commitment to long-term leadership in MASH. I look forward to working with her to drive the launch of Rezdiffra, expand geographically, advance our clinical program in compensated MASH cirrhosis, and build our pipeline. I’d also like to thank Fred Craves for the instrumental role he has played at Madrigal for more than 15 years.”

Dr. Fouse was previously Chief Executive Officer of Agios Pharmaceuticals from 2019 to 2022 and currently serves as the Chair of the Board of Agios. Prior to joining Agios, she served in executive leadership roles at Celgene Corporation including President and Chief Operating Officer, President, Global Hematology & Oncology, and Chief Financial Officer. Before joining Celgene, Dr. Fouse served as chief financial officer of Bunge Limited, a leading global agribusiness and food company. Prior to Bunge, she served as Senior Vice President, Chief Financial Officer, and Head of Corporate Strategy at Alcon Laboratories, a leading ophthalmic pharmaceutical and medical device company. Prior to her tenure with Alcon, she held a variety of senior leadership roles with international companies. Dr. Fouse earned her B.A. and M.A. in economics and a Ph.D. in finance from the University of Texas at Arlington. She also holds an M.S. in environmental management from Yale and an M.S. in wildlife forensics and conservation from the University of Florida.

Dr. Fouse stated, “I am thrilled to be joining the Board of Directors of Madrigal, a company that has transformed care for patients with MASH. After years of challenges and setbacks in MASH drug development, Madrigal broke through with the first approved treatment, and the early launch of Rezdiffra has demonstrated the compelling benefit that this innovative medicine represents for patients. I look forward to working with this team that has successfully developed and launched Rezdiffra to deliver on Madrigal’s growth objectives in the years ahead.”

About Madrigal

Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), a liver disease with high unmet medical need. Madrigal’s medication, Rezdiffra (resmetirom), is a once-daily, oral, liver-directed THR-ß agonist designed to target key underlying causes of MASH. Rezdiffra is the first and only medication approved by the FDA for the treatment of MASH with moderate to advanced fibrosis (consistent with stages F2 to F3). An ongoing Phase 3 outcomes trial is evaluating Rezdiffra for the treatment of compensated MASH cirrhosis (consistent with stage F4c). For more information, visit www.madrigalpharma.com.

Forward Looking Statements

This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to the launch of Rezdiffra and its expected use for treating MASH with moderate to advanced fibrosis, Madrigal’s aspirations to be the leading company in the MASH sector, and Madrigal’s plans to expand to Europe. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; risks of obtaining and maintaining regulatory approvals, including, but not limited to, potential regulatory delays or rejections; the challenges with the commercial launch of a new product, particularly for a company that does not have commercial experience; our history of operating losses and the possibility that we may never achieve or maintain profitability; risks associated with meeting the objectives of Madrigal’s clinical trials, including, but not limited to Madrigal’s ability to achieve enrollment objectives concerning patient numbers (including an adequate safety database), outcomes objectives and/or timing objectives for Madrigal’s trials; any delays or failures in enrollment, and the occurrence of adverse safety events; risks related to the effects of Rezdiffra’s (resmetirom’s) mechanism of action; enrollment and trial conclusion uncertainties; market demand for and acceptance of Rezdiffra; the potential inability to raise sufficient capital to fund ongoing operations as currently planned or to obtain financing on acceptable terms; our ability to service indebtedness and otherwise comply with debt covenants; outcomes or trends from competitive trials; future topline data timing or results; our ability to prevent and/or mitigate cyber-attacks; the timing and outcomes of clinical trials of Rezdiffra (resmetirom); the uncertainties inherent in clinical testing; uncertainties concerning analyses or assessments outside of a controlled clinical trial; and changes in laws and regulations applicable to our business and our ability to comply with such laws and regulations. Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s submissions filed with the U.S. Securities and Exchange Commission(“SEC”), for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the sections appearing in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025, and as updated from time to time by Madrigal’s other filings with the SEC.

Investor Contact

Tina Ventura, IR@madrigalpharma.com

Media Contact

Christopher Frates, media@madrigalpharma.com

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